Exhibit 5.1

J.J. Viottastraat 52 1071 JT Amsterdam The Netherlands T +31 20 760 16 00 info@vancampenliem.com www.vancampenliem.com

To:

Expro Group Holdings N.V.

Mastenmakersweg 1

1786PB Den Helder

The Netherlands

January 11, 2023

Re:	Expro Group Holdings N.V. – SEC registration of common shares and warrants (exhibit 5.1)

Dear Sirs,

You have requested us to render an opinion on matters of Dutch law in relation to the shelf registration (the “Registration”) under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (the “SEC”) on Form S-3 (the “Registration Statement”) of:

(i)	common shares (the “Shares” and each a “Share”) each with a nominal value of six eurocents (EUR 0,06) in the capital of Expro Group Holdings N.V. (the “Issuer”); and

(ii)	warrants for the purchase of Shares (the “Warrants” and each a “Warrant”), being rights to acquire shares as meant in 2:96 paragraph 5 of the Dutch Civil Code.

1.	Scope of Opinion

This opinion is given only with respect to Dutch law in force at the date of this opinion letter as applied by the Dutch courts. It (including all terms used in it) to be construed in accordance with Dutch law. No opinion is expressed or implied as to the laws of any other jurisdiction.

Van Campen Liem is the joint trade name of Liem & Partners N.V. and Van Campen & Partners N.V.

Liem & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54787882.

Van Campen & Partners N.V. has its statutory seat at Amsterdam, the Netherlands, and is registered with the Trade Register under number 54033500.

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2.	Documents Examined

For the purposes of rendering this opinion, we have examined copies of the following documents:

a.	the Registration Statement;

b.	the notarial deed of incorporation of the Issuer, executed on 1 February 2006, before Tjien Hauw Liem Esq., civil law notary practicing in Amsterdam (the “Incorporation Deed”);

c.

the notarial deed of amendment of the articles of association of the Issuer, executed on October 1, 2021 before Paul Cornelis Simon van der Bijl Esq., civil law notary practicing in Amsterdam, which includes the articles of association of the Issuer as currently in force;

d.	the excerpt dated as per January 6, 2023 in relation to the registration of the Issuer at the Dutch trade register (the “Trade Register”) under file number 34241787 (the “Excerpt”).

3.	Assumptions

For the purpose of rendering this opinion we have assumed:

a.	Each copy conforms to the original and each original is genuine and complete;

b.	Each signature is the genuine signature of the individual concerned;

c.	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion;

d.

The issue by the Issuer of the Shares and the Warrants will have been validly authorized and any pre-emption rights in relation to the issue of the Shares or the Warrants will have been observed or validly excluded;

e.	The authorized share capital of the Issuer will at the time of the issue of the Shares or the Warrants be sufficient to allow for such issue of the Shares or the Warrants;

f.	The Shares and the Warrants will have been:

(i)	offered, issued and accepted by their subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law); and

(ii)	in the case of the Shares, issued in the form and manner prescribed by the articles of association of the Issuer in force at the time of the issue of the Shares;

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g.	The nominal amount of the Shares and any agreed share premium will have been validly paid;

h.	All Warrants will:

(i)	be within the capacity and powers of each party other than the Issuer;

(ii)	have been validly authorized by each party other than the Issuer;

(iii)	be expressed to be governed by the laws of the Netherlands.

4.	Opinion

Based upon the foregoing (including the assumptions set forth above) and subject to the qualifications set forth herein and subject to any facts, circumstances, events or documents not disclosed to us in the course of our examination referred to above, we are, at the date hereof, of the opinion that:

1.	Once the Shares are issued and delivered and upon payment in full of the Shares the Shares will be validly issued, fully paid and non-assessable.

2.

Once the Warrants are issued and delivered and upon payment of the consideration in accordance with the applicable definitive purchase agreement, the Warrants will be validly issued, i.e. will constitute valid rights to acquire shares in the capital of the Issuer upon the exercise of such Warrants.

5.	Qualifications

1.

In this opinion, the term “non-assessable” – which term has no equivalent in Dutch – means, in relation to a Share, that (i) the Issuer has no right to require the holder of the Share to pay the Issuer any amount (in addition to the amount required for the Shares to be fully paid) and (ii) the holder of the Share will have no payment obligations to the creditors of the Issuer, in each case solely as a result of his shareholder ownership.

2.

The opinions expressed herein may be affected or limited by (a) the general defenses available to obligors under the laws of the Netherlands in respect of the validity and enforceability of agreements and (b) the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio pauliana), reorganization, moratorium of payment (surseance van betaling) and other or similar laws of general application (including but not limited to the 1977 Sanction Act (Sanctiewet 1977) now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

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6.	Miscellaneous

This opinion expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands.

This opinion is an exhibit to the Registration Statement and may be relied upon only for the purpose of the Registration.

This opinion is solely rendered by Liem & Partners N.V. being the sole entity responsible for this opinion, with the exclusion of any of its officers, employees, legal professionals and affiliates. Any liability of Liem & Partners N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

We hereby consent the Issuer (the “Consents”) to:

a.	file this opinion with the SEC as Exhibit 5.1 to the Registration Statement; and

b.	refer to Van Campen Liem under the heading “Legal Matters”, and to Van Campen Liem (Liem & Partners N.V.) giving this opinion under the heading “Item 16. Exhibits”, in the Registration Statement.

However, the Consents are not an admittance that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated thereunder.

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Yours sincerely,

/s/ Edwin Liem

Edwin Liem

Van Campen Liem / Liem & Partners N.V.